EXHIBIT 11

                     NB CAPITAL CORPORATION
                COMPUTATION OF EARNINGS PER SHARE



                                 Three-month period         Three-month period
                                ended June 30, 1999         ended June 30, 1998


Net income                            $8,962,759                 $9,119,605

Deduct:Senior preferred stock
       and series A preferred
       stock dividends                 6,269,620                  6,270,330

                               (A)    $2,693,139                 $2,849,275

Common share outstanding       (B)           100                        100

Earning per share            (A/B)       $26,931.39                 $28,492.75















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